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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          AMENDED AND RESTATED CHARTER
                                       OF
                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

      We, Jay S. Wintrob and Christine A. Nixon, the President and Secretary, respectively, of First SunAmerica Life Insurance Company, do hereby certify:

FIRST: The name of the corporation is FIRST SUNAMERICA LIFE INSURANCE COMPANY (the "Corporation"). The Corporation was formed under the name of The Capitol Life Insurance Company of New York.

SECOND: The original Charter of the Corporation was filed with the office of the Superintendent of Insurance of the State of New York on December 5, 1978.

THIRD:   The amendment effected by this certificate of amendment is as follows:

         Section 6 of the Amended and Charter relating to the annual meeting of the stockholders is hereby amended to read in its entirety as follows:

                  Section 6. The annual meeting of the stockholders for the purpose of electing directors and the transaction of other business as may be properly brought before the meeting shall be held on the second Monday in May of each year at a time that the Board of Directors shall designate; however, the Board of Directors is authorized to set the date and time of the annual meeting on such other date or time in the month of May or June, as it may select, provided that the Board of Directors shall notify the Superintendent of Insurance of such a change of date and time. At such annual meeting, the directors shall be elected for the ensuing year, the directors to take office immediately upon election and to hold office until the next annual meeting, and until their successors are elected and qualify. Whenever any vacancy shall occur in the Board of Directors, by death, resignation or otherwise, any director elected by the remaining members of the Board to fill the vacancy or vacancies then existing shall hold office for the unexpired term of the director whose place he/she has taken.

                  The officers of the Corporation shall be elected annually by the Board of Directors of the Corporation at the meeting of the Board held immediately following the annual meeting of the

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         stockholders and shall hold office at the pleasure of the Board of
         Directors. A vacancy in any office resulting from death, resignation or from any other cause may be filled by the Board of Directors at any meeting of the Board.

FOURTH: The foregoing amendment to the Amended and Restated Charter of the Corporation was authorized by resolution of the Board of Directors of the Corporation, followed by the written consent of the holder of all of the outstanding shares of the Corporation entitled to vote on said amendment to Amended and Restated Charter.

     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

Dated: May 30, 2003

                                        FIRST SUNAMERICA LIFE
                                        INSURANCE COMPANY

                                        By: __________________________
                                            Jay S. Wintrob
                                            President

                                        By: ___________________________
                                            Christine A. Nixon
                                            Secretary

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